Exhibit 10.1

Grill Concepts, Inc.

Executive Compensation Deferral Plan

Grill Concepts ExecCompDeferralPlan 3-12-08

Section 1 – Statement of Purpose

1.1 This Executive Compensation Deferral Plan is designed and implemented for the purpose of providing to a select group of management or highly compensated employees of the Company (as herein defined), as well as certain other designated individuals who perform services for the Company, the opportunity to accumulate capital on a tax deferred basis, thereby increasing the incentive for such employees and individuals to continue to perform services for the Company.

It is the Company’s intention that the Plan and all elections, deferrals, rights and features, notwithstanding any written terms or provisions to the contrary, be operated in good faith compliance with Section 409 A of the Code and the regulations promulgated thereunder.

Section 2 – Definitions

2.1	“Account” means the account established for each Participant by the Plan Administrator.

2.2 “Account Balance” means the amount as denominated in dollars credited to a Participant’s Account as indicated by the records of the Company as maintained by the Plan Administrator.

2.3 “Administrator” means the person designated by the Board pursuant to Section 3.1 to administer the Plan on behalf of the Company.

2.4 “Affiliate” means (a) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as the Company, (b) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with the Company, (c) any organization (whether or not incorporated) that is a member of an affiliated service group (within the meaning of section 414(m) of the Code) that includes (i) the Company, (ii) a corporation described in clause (a) of this definition or (iii) a trade or business described in clause (b) of this definition, or (d) any other entity that is required to be aggregated with the Company pursuant to regulations promulgated under section 414(o) of the Code by the U.S. Treasury Department. A corporation, trade or business or entity shall be an Affiliated employer only for such period or periods of time during which such corporation, trade or business or entity is described in the preceding sentence.

2.5 “Beneficiary” means the person to whom the balance in a deceased Participant’s account is payable, as designated by a Participant in writing on a form satisfactory to the Company. In the absence of any living designated Beneficiary, a deceased Participant’s Beneficiary shall be the deceased Participant’s then living spouse, if any, for his or her life; if none, or from and after such spouse’s death, then the living children of the deceased Participant, if any, in equal shares, for their joint and survivor lives; and if none, or after their respective joint and survivor lives, the estate of the deceased Participant.

2.6 “Board” means the Board of Directors of the Company, or any committee of such Board that is authorized to oversee, administer and amend the Plan.

2.7 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

2.8 “Company” means Grill Concepts, Inc., as well as any successor(s) that shall maintain this Plan.

2.9 “Deferral Election” means the provisions of the Participant Enrollment Form and Election providing for the Participant to elect to defer a portion of his or her salary and/or bonus, as amended from time to time.

2.10 “Disability” means a situation where a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The Disability of a Participant shall be determined by a licensed physician selected by the Company.

2.11 “Effective Date” means April 1, 2008.

2.12 “Employee” means an employee of the Company.

2.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended from time to time.

2.14 “Participant” means an Employee who participates in the Plan as provided in Section 4 and who has not for any reason become ineligible to participate further in the Plan. An individual shall continue to be a Participant until all benefits payable to the Participant under this Plan have been distributed. Members of the Company’s Board of Directors and independent contractors performing services for the Company may, under rules that may be promulgated by the Board, be included as Participants.

2.15 “Participation Agreement” means a written agreement between a Participant and the Company in substantially the form attached hereto as Exhibit A.

2.16 “Plan” means the Grill Concepts, Inc. Executive Compensation Deferral Plan, as contained in this document, including all amendments thereto.

2.17 “Plan Year” means the Plan’s accounting year of twelve (12) months commencing on January 1 of each year and ending the following December 31. The initial Plan Year shall be April 1, 2008 through December 31, 2008.

2.18 “Severe Financial Hardship” shall have the meaning set forth in Section 7.3.

2.19 “Termination” means the separation from service with the Company or any of its Affiliates, as described in Treasury Regulation § 1.409A-l(h).

2.20 “Vested” means the nonforfeitable portion of any Account maintained on behalf of a Participant.

Section 3 – Plan Administration

3.1 Powers and Duties of the Administrator. The Company shall appoint the Plan Administrator, who shall administer the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Administrator shall administer the Plan in accordance with its terms and shall have the power and discretion to construe the terms of the Plan and to determine all questions arising in connection with the administration, interpretation, and application of the Plan, including the making of any factual determinations. The Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction shall be done in a nondiscriminatory manner based upon uniform principles consistently applied. The Administrator shall have all powers necessary or appropriate to accomplish his duties under this Plan.

The Administrator shall be charged with the duties of the general administration of the Plan, including, but not limited to, the following:

(a) The discretion to determine all questions relating to the eligibility of Employees to participate or remain a Participant hereunder and to receive benefits under the Plan;

(b) To compute and make determinations with respect to the amount of benefits to which any Participant shall be entitled hereunder;

(c) To authorize and make nondiscretionary or otherwise directed disbursements to Participants, provided that such distributions are made in compliance with Code Section 409A and the regulations promulgated thereunder;

(d) To maintain all necessary records for the administration of the Plan;

(e) To interpret the provisions of the Plan and to make and publish such rules for the regulation of the Plan as are consistent with the terms hereof and Code Section 409A and the regulations promulgated thereunder;

(f) To prepare and implement a procedure to notify employees that they have been selected as eligible to participate in the Plan;

(g) To assist any Participant regarding his rights, benefits, or elections available under the Plan.

The Company shall indemnify, hold harmless and defend the Administrator from any liability which the Administrator may incur in connection with the performance of his or her duties in connection with this Plan, so long as the Administrator was acting in good faith and within what the Administrator reasonably understood to be the scope of his or her duties.

3.2 Records and Reports. The Administrator shall keep a record of all actions taken and shall keep all other books of account, records, and other data that may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the Company, Participants and Beneficiaries.

3.3 Participant Statement. The Administrator shall provide each Participant each Plan Year a statement indicating that Participant’s Account Balance.

3.4 Information from Company. To enable the Administrator to perform his functions, the Company shall supply relevant information to the Administrator on matters relating to the compensation of all Participants, their death, Disability, or Termination, and such other pertinent facts as the Administrator may require. The Administrator may rely upon such information as is supplied by the Company and shall have no duty or responsibility to verify such information.

3.5 Claims Procedure. Claims for benefits under the Plan may be filed with the Administrator on forms supplied by the Company. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed. If additional time (up to 90 days) is required by the Administrator to process the claim, written notice shall be provided to the claimant within the initial 90 day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a determination.

If the request for benefits is based on the claimant’s Disability, written or electronic notice of the disposition of a claim shall be furnished to the claimant or claimant’s authorized representative within 45 days after the claim is filed. If additional time (up to 30 days) is required by the Administrator, written notice shall be provided to the claimant within the initial 45 day period, which additional time may be extended for another 30 days upon written notice.

In the event the claim is denied in whole or in part, the notice shall set forth in language calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right, if any, to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review.

3.6 Claims Review Procedure. Any Participant, former Participant, or Beneficiary who has been denied a benefit by a decision of the Administrator pursuant to Section 3.5 shall be entitled to request the Administrator to give further consideration to his claim by filing with the Administrator a request for a hearing. Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Administrator no later than 60 days after receipt of the written notification of the denial of the claim provided for in Section 3.5. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Administrator shall then conduct a hearing within the next 60 days, at which the claimant shall have an opportunity to submit comments, documents, records and other information relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall make a final decision as to the allowance of the claim within 60 days of receipt of the appeal (unless there has been an extension due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant in writing within the 60 day period), and a decision shall be rendered as soon as possible but not later than 110 days after receipt of the request for review; provided, however, in the event the claimant fails to submit information necessary to make a benefit determination on review, such period shall be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the request for additional information. The decision on review shall be written or electronic and, in the case of an adverse determination, shall include specific reasons for the decision, in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. The decision on review shall also include (i) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, (ii) a statement describing any voluntary appeal procedures offered by the Plan, (iii) a statement of the claimant’s right, if any, to bring an action under Section 502(a) of ERISA and (iv) specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

3.7 Binding Arbitration. Except as otherwise provided in Sections 3.5 and 3.6, any dispute, controversy or claim between the Company and a claimant (or any successors thereto), whether arising out of or relating to the Plan, the breach of the Plan, or otherwise, shall be settled by arbitration in Los Angeles, California, administered by the American Arbitration Association (the “AAA”), with any such dispute or controversy arising under the Plan being so administered in accordance with its National Rules for the Resolution of Employment Disputes then in effect as modified by the Plan, and judgment on the award rendered pursuant to arbitration under the Plan shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court having jurisdiction thereof.

The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. The arbitrator’s decision, however, shall be consistent with the provisions of the substantive law governing the claims asserted and shall not vary from those substantive legal provisions in terms of the scope of either rights or remedies. Also, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the claimant. The Company and each Participant acknowledge that the Plan evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in the Plan, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. To the extent this Section 3.7 is deemed a separate agreement independent from the Plan, Articles 12 and 13 are incorporated in this Section 3.7 by reference.

A claimant may commence an arbitration only after first exhausting the provisions of the Claims Procedure and Claims Review Procedure described in Sections 3.5 and 3.6. Either party (the “Initiating Party”) may commence an arbitration by submitting a Demand for Arbitration under the AAA Rules and by notice to the other Party (the “Respondent”) in accordance with Section 12.12. Such notice shall set forth in reasonable detail the basic operative facts upon which the Initiating Party seeks relief and specific reference to the provisions of the Plan, the amount claimed, if any, and any nonmonetary relief sought against the Respondents. After the initial list of issues to be resolved has been submitted, the arbitrators shall permit either party to propose additional issues for resolution in the pending proceedings. For purposes of this Section 3.7, the “commencement of the arbitration proceeding” shall be deemed to be the date upon which the Demand for Arbitration has been received by the AAA.

The parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the parties fail so to nominate a sole arbitrator within 30 days from the date following the submission of an initial list of potential arbitrators by the AAA to the parties, a board of three arbitrators shall be appointed by the parties jointly or, if the parties cannot agree as to three arbitrators within such 60 days after the submission of an initial list of potential arbitrators by the AAA to the parties, then one arbitrator shall be appointed by each of the Company and the claimant within 90 days after the submission of an initial list of potential arbitrators by the AAA to the parties and the third arbitrator shall be appointed by mutual agreement of such two arbitrators. If such two arbitrators shall fail to agree upon the appointment of the third arbitrator within 105 days after the submission of an initial list of potential arbitrators by the AAA to the parties, then the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. Notwithstanding the foregoing, if any party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. Any award shall be rendered by a majority of the members of the board of arbitration.

No claimant may initiate arbitration under or pursuant to the Plan more than one year after the date of the Plan Administrator’s denial of the claimant’s appeal described in Section 3.6.

Section 4 – Eligibility and Participation

4.1 Eligibility. The Board, in its sole discretion, shall select the Employees who are eligible to become Participants. Members of the Company’s Board of Directors and independent contractors performing services for the Company may, under rules that may be promulgated by the Board, be included as eligible to participate.

4.2 Participation. The Board or its designee shall notify those Employees or other individuals selected for participation of the benefits available under the Plan. An eligible individual becomes a Participant in the Plan upon the timely completion and delivery of the Participation Agreement and Deferral Election to the Company.

Section 5 – Credits under the Plan

5.1 Participant Credits. A Participant may elect to defer each year up to 100% of his or her salary and/or bonus.

5.2 Deferral Elections. A Participant’s Deferral Election shall be made no later than the December 31 of the calendar year preceding the calendar year in which the salary and/or bonus is earned.

The total amount of salary and/or bonus that is deferred shall be considered a credit made by the Participant to the Plan for that year. Additional Participant credits are not permitted. Any Deferral Election under this Section shall remain in effect until the following December 31, when a new Deferral Election must be made with respect to compensation for services to be performed in the following Plan Year.

For each Plan Year in which a Participant has filed a Deferral Election with the Company, the Company shall withhold from the Participant’s salary and bonuses that are not being deferred, as applicable, in a manner determined by the Company, the Participant’s share of FICA and any other taxes on the amount(s) being deferred. If necessary, the Board may reduce the amount deferred in order to comply with this Section.

5.3 Initial Deferral Election. In the first year in which a Participant becomes eligible to participate in the Plan, such Participant may make a Deferral Election within the first 30 days after becoming eligible, which Deferral Election shall be effective for compensation for services to be performed after the date of such Deferral Election; provided that the Participant was not previously eligible to participate in any other account balance plan (within the meaning of Treasury Regulation§1.409A-l(c)(2)) of the Company or any of its Affiliates.

5.4 Valid Elections. A Participant’s Participation Agreement and Deferral Election must be completed and signed by the Participant, timely delivered to the Board and accepted by the Board in order for such Participation Agreement and Deferral Election to be valid.

5.5 Vesting of Accounts. Participant credits and the earning thereon shall be fully Vested at all times.

5.6 Company Credits. The Company, within its sole and absolute discretion, may make additional credits to the Accounts of any or all Plan Participants. The Company shall state at the time of such Company credit the vesting schedule, if any, which shall apply to the additional credits and the earnings thereon.

Section 6 – Participants’ Accounts

6.1 Maintenance of Participants’ Accounts. The Administrator shall maintain a separate Account for each Participant, to which shall be credited or charged Participants’ deferrals and any increases or decreases in value determined under Section 6.2. These Accounts shall be for recordkeeping purposes only and no actual funds will be deposited or set aside for any individual Participant or for the group of Participants as a whole.

6.2 Shadow Investment of Amounts Representing Participant Deferrals. At the election of a Participant and under rules adopted by the Administrator, a Participant’s Account shall be treated as if it had been used to purchase one or more specific investments and had participated in the income from and the growth or decline in value of such investments. Each Participant will be required to choose the “shadow investments” for his or her Account from a list presented by the Plan Administrator. All of the shadow investments shall be securities or mutual funds which are registered for sale to investors in the United States. The performance of each shadow investment (either positive or negative) shall be determined by the Administrator, in its reasonable discretion, based on the performance of the investment vehicles upon which the shadow investments are based. In determining the value of each shadow investment the Administrator may establish the value of a shadow investment at a lower amount than the investment vehicle upon which such shadow investment is based to take into account management fees and expenses incurred in the administration of the Plan. Participants will be allowed to change such designated investments in the manner and frequency determined by the Administrator, which shall be no less frequently than once each calendar quarter. Changes in value of the shadow investments shall be credited or charged to Participants’ Accounts as these changes occur.

If the Participant does not make an election under the previous paragraph, then for purposes of determining the balance in such Participant’s Account, the Account shall be credited on a quarterly basis with a rate of interest set by the Board at the beginning of each Plan Year.

6.3 Statements of Participants’ Accounts. The Administrator shall prepare or have prepared within a reasonable period of time after the end of each Plan Year a statement for each Participant of his or her Account Balance and shall send such statement to the Participant.

6.4 Participant Misrepresentation. If Participant makes a material misrepresentation which affects the calculation of benefits under this Plan, then the Board, in its sole discretion, may correspondingly adjust Participant’s (or Participant’s Beneficiary’s) benefits otherwise receivable under this Plan.

Section 7 – Distributions

7.1 Distributions from the Plan. The Company will distribute to Participants in a lump sum an amount equal to their Account Balance within 60 days following the Participant’s Termination or death. However, when a Participant makes a Deferral Election with respect to a Plan Year, he or she may elect instead to have deferrals which will be credited to his or her Account for that Plan Year be distributed at a specified date, which must be at least 2 years after the December 31st of the calendar year preceding the calendar year in which the salary is earned and in which the performance period begins. Such Deferral Election must specify whether the Participant will receive the distribution either in a lump sum on, or in equal annual installments beginning on, such specified date.

Regardless of any election Participant has made, the balance in his or her Account will be distributed to the Participant’s Beneficiary in a lump sum within 60 days following the Participant’s death.

7.2 Subsequent Election to Extend Deferral. A Participant may elect to delay any distribution of his or her Account Balance, as long as such election (1) is made at least 12 months before the scheduled distribution date or starting date, (2) may not take effect until at least 12 months following the date of the new election, and (3) the new distribution date is at least five years after the scheduled distribution or starting date. There is no limit to the number of times a Participant can elect to defer a distribution, as long as (1) each such further deferral is made at least 12 months before the scheduled distribution date or starting date, (2) may not take effect until at least 12 months following the date of the new election and (3) the new distribution date is at least five years after the scheduled distribution or starting date. Any election to defer a distribution must be made in a manner consistent with Code Section 409A and the regulations promulgated thereunder.

7.3 Unforeseeable Emergency Distributions. In the event of an unforeseeable emergency which is a Severe Financial Hardship, the Participant may request that an amount no greater than his or her Vested Account Balance be paid to him or her in order to satisfy such financial need. Severe Financial Hardship shall be defined as (1) resulting from an illness or accident of Participant, Participant’s spouse, Beneficiary or dependent ( as defined in Code Section 152 (without regard to Section 152(b)(l), (b)(2) or (d)(l)(B)); (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The determination as to what constitutes a Severe Financial Hardship shall be made by the Administrator. The amount of the distribution will be limited to the amount needed to satisfy the Severe Financial Hardship plus taxes reasonably anticipated as a result of the distribution. A distribution will not be allowed to the extent that the Severe Financial Hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent that such liquidation would not itself cause a Severe Financial Hardship) or by cessation of deferrals under the Plan. Any request for a Severe Financial Hardship distribution shall be considered by the Administrator, whose decision whether to grant such request shall be final. If a Severe Financial Hardship distribution is authorized, the Administrator shall distribute to such Participant within a reasonable time after the Participant’s request for such distribution, but no later than sixty (60) days following the occurrence of the Severe Financial Hardship, an amount determined by the Administrator to be sufficient to alleviate the Severe Financial Hardship, but not in excess of the Participant’s Vested Account Balance as of such date. The Participant shall not repay to the Company amounts distributed pursuant to this Section 7.3.

7.4 Loans. Loans against the Plan Account are not permitted.

7.5 Withholding Taxes. The Company shall deduct from any payment of benefits under the Plan the amount of any federal, state and local income, employment or other taxes required to be withheld or paid with respect to the distribution. The amounts to be withheld shall be determined in the sole discretion of the Board.

7.6 Distribution for Minor Beneficiary. In the event a distribution is to be made to a minor, then the Administrator may direct that such distribution be paid to the legal guardian, or if none, to a parent of such Beneficiary, or to the custodian of such Beneficiary under the Uniform Gifts to Minors Act or Uniform Transfers to Minors Act, if such is permitted by the laws of the state in which said Beneficiary resides. Such payment to the legal guardian, custodian or parent of a minor Beneficiary shall fully discharge the Administrator, Company and Plan from further liability on account thereof.

7.7 Distributions to Specified Employee. Notwithstanding anything herein to the contrary, no payment payable upon a Participant’s Termination shall be made to any Participant who is a “specified employee” as defined in Section 409A(a)(2) and the regulations promulgated thereunder until six (6) months after such Participant’s Termination or, if earlier, the date of such Participant’s death. Any distribution delayed pursuant to the immediately preceding sentence shall be paid to the Participant as soon as practicable, and in no event more than sixty (60) days, after the date which is six (6) months after the date of Termination or, if earlier, the date of death of such Participant.

7.8 Compliance with Code Section 409A. Notwithstanding anything contained herein to the contrary, no distribution of benefits shall be made to any Participant if such distribution would violate the provisions of Code Section 409A. Distribution of a Participant’s Account may, therefore, be delayed until such time as the distribution is permissible under Code Section 409A and the regulations promulgated thereunder. Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by a Participant due to any failure to comply with Code Section 409A.

7.9. Tax Matters. If benefits credited or payable to a Participant under the Plan become taxable before the date on which such benefits are actually paid, the Company shall remit any required withholding or employment taxes to the taxing authorities. If at any time the Plan is found to fail to meet the requirements of Code Section 409A and the regulations thereunder, the Company may distribute the amount required to be included in the Participant’s income as a result of such failure. Any amount distributed under this Section 7.9 shall be charged against amounts owed to the Participant and offset against future payments. A Participant shall have no discretion and shall have no direct or indirect election, as to whether a payment will be accelerated under this Section 7.9.

Section 8 – Pre-Retirement Survivor Benefit

8.1 Pre-Retirement Survivor Benefit. If an Employee who is a Participant dies while employed by the Company, the Company shall pay to the deceased Participant’s Beneficiary, as a survivor benefit, a lump sum amount equal to the excess (if any) of (1) an amount equal to 50% of the deceased Employee’s annual salary at date of death, over (2) the balance in the deceased

Employee’s Account at date of death. This Survivor Benefit shall be payable only if the deceased Employee became a Participant within 30 days of first becoming eligible to participate in the Plan. This Survivor Benefit shall be paid within 60 days following the Participant’s death. Notwithstanding the foregoing, if a Participant dies by reason of suicide while sane or insane within two (2) yeas of becoming a Participant, then Participant’s Beneficiary shall have no right to any Survivor Benefit under this Section 8.1.

Section 9 – Company-Owned Life Insurance (“COLI”)

9.1 The Company Owns All Rights. In the event that, in its discretion, the Company purchases a life insurance policy or policies insuring the life of any Participant in connection with the benefits hereunder, neither the Participant nor any Beneficiary shall have any rights whatsoever therein. The Company shall be the sole owner and beneficiary of any such policy or policies and shall possess and may exercise all incidents of ownership therein, except in the event of the establishment of and transfer of said policy or policies to a trust by the Company as described in Section 12.9 hereof.

9.2 Participant Cooperation. If the Company decides to purchase a life insurance policy or policies on any Participant, the Company will so notify such Participant. Such Participant shall consent to being insured for the benefit of the Company and shall take whatever actions may be necessary to enable the Company to timely apply for and acquire such life insurance and to fulfill the requirements of the insurance carrier relative to the issuance thereof as a condition of eligibility to participate in the Plan.

Section 10 – Administrator

10.1 Resignation. The Administrator may resign at any time by written notice to the Board,which shall be effective thirty (30) days after receipt of such notice unless the Administrator and the Board agree otherwise.

10.2 Removal. The Administrator may be removed by the Board on thirty (30) days notice or upon shorter notice accepted by the Administrator.

10.3 Appointment of Successor. If the Administrator resigns or is removed, a successor shall be appointed, in accordance with Section 10.4, by the effective date of resignation or removal under this Section 10. If no such appointment has been made, the Administrator may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Administrator in connection with the proceeding shall be allowed as administrative expenses of the Company.

10.4 Successor Administrator. If the Administrator resigns or is removed in accordance with Section 10.1 or 10.2, the Board may appoint any third party as successor Administrator. The appointment shall be effective when accepted in writing by the new Administrator. The new Administrator shall have all of the rights and powers of the former Administrator.

Section 11 – Amendment or Termination

11.1 Amendment. The Board shall have the right to amend the Plan from time to time except that (i) no such amendment shall, without the consent of the Participant to whom deferred compensation has been credited to such Participant’s Account, adversely affect the Participant’s (or such Participant’s Beneficiary’s) right to any payment under the Plan and (ii) the Plan shall only be amended to the extent, and in the manner, permitted by section 409A of the Code.

11.2 Termination. The Company shall have the right to terminate the Plan and distribute the Participants’ Accounts in the form of a lump sum distribution; provided, however, that (i) any such termination of the Plan and distribution of the Accounts shall be implemented in a manner that complies with Code Section 409A and the regulations thereunder and (ii) the termination of the Plan does not reduce the amount already credited to any Participant’s Account. Participants understand that in the event the Plan is terminated, the Participants, including Participants who are currently receiving distributions pursuant to prior Deferral Elections, shall receive a distribution of the balance of their Accounts at a date that is earlier than would have been the case had the termination of the Plan not occurred, and the distribution may be made in a form that differs from the form of distribution that has been elected by the Participants.

Section 12 – Miscellaneous

12.1 Nonalienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Plan, any Participation Agreement or any Deferral Election shall be void. No such right or benefit shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled thereto. No amount of the benefit will, prior to payment, be subject to garnishment, attachment, execution or levy of any kind, and will not be transferable by operation of law in the event of the bankruptcy or insolvency of the Participant. If a Participant or any Beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell assign, pledge, encumber,or charge any right hereunder, then such right or benefit shall, in the discretion of the Company, cease and terminate, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or his or her Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Company may deem proper. Any payment to the Participant or his or her Beneficiary, spouse, children, or other dependents, pursuant to this Section 12.1 shall fully discharge the Administrator, Company and Plan from further liability on account thereof.

12.2 Unfunded Top Hat Plan. This Plan is unfunded and is maintained to provide deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA.

12.3 Unsecured Liability. The obligation of the Company to make payments hereunder to a Participant or Beneficiary shall constitute no more than an unsecured liability of the Company. Such payments shall be made from the general funds of the Company and the Company shall not be required to establish or maintain any special or separate fund, to purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payments shall be made. Neither a Participant nor any other person shall have any interest in any particular asset of the Company by reason of its obligations hereunder and the right of any of them to receive payments under this Plan shall be no greater than the right of any other unsecured general creditor of the Company. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant or any other person.

12.4 No Contract of Employment. This Plan shall not be deemed to constitute a contract between the Company and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant or Employee at any time regardless of the effect which such discharge may have upon him or her as a Participant of this Plan.

12.5 Designation of Beneficiary. Each Participant shall file with the Company a notice in writing, in a form acceptable to the Board, designating one or more Beneficiaries to whom payments becoming due by reason of or after his or her death shall be made. Participants shall have the right to change the Beneficiary or Beneficiaries so designated from time to time; provided, however, that no such change shall become effective until received in writing and acknowledged by the Company.

12.6 Payment to Incompetents. The Company shall make the payments provided herein directly to the Participant or Beneficiary entitled thereto or, if such Participant or Beneficiary has been determined by a court of competent jurisdiction to be mentally or physically incompetent, then payment shall be made to the duly appointed guardian, committee or other authorized representative of such Participant or Beneficiary. The Company shall have the right to make payment directly to a Participant or Beneficiary until it has received actual notice of the physical or mental incapacity of such Participant or Beneficiary and actual notice of the appointment of a duly authorized representative of his or her estate. Any payment to or for the benefit of a Participant or Beneficiary shall be a complete discharge of all liability of the Administrator, Company and Plan therefore.

12.7 Interpretation. The interpretation and construction of the Plan by the Administrator, and any action taken hereunder, shall be binding and conclusive upon all parties in interest. No officer of the Company or Employee shall be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan, so long as such action or omission be made in good faith.

12.8 Authority to Appoint a Committee. The Board, within its discretion, shall have the authority to appoint a committee of not less than three (3) of its members, which shall have authority over the Plan in lieu of the entire Board.

12.9 Authority to Establish a Trust. The Board shall have the right at any time to establish a trust to which the Company may transfer from time to time certain assets to be used by said trustee(s) to satisfy some or all of the Company‘s obligations and liabilities under the Plan. All assets held by such trust shall be subject to the claims of the Company’s unsecured general creditors in the event the Company is Insolvent (as defined herein). The Company shall be considered “Insolvent” for purposes of said trust if (i) the Company is unable to pay its debts as they become due or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

12.10 Immunity of Board Members. The members of the Board may rely upon any information, report or opinion supplied to them by an officer of the Company or any legal counsel, independent public accountant or actuary and shall be fully protected in relying upon any such information, report or opinion. No member of the Board shall have any liability to the Company or any Participant, former Participant, designated Beneficiary, person claiming under or through any Participant or designated Beneficiary or other person interested or concerned in connection with any decision made by such member pursuant to the Plan which was based upon any such information, report or opinion if such member reasonably relied thereon in good faith.

12.10 Binding Effect. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Board and its successor, on the Company, and its successor, whether by way of merger, consolidation, purchase or otherwise.

12.11 Entire Plan. This document and any amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

12.12 Notice. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address or, if not mailed by United States mail, first class, postage prepaid, when otherwise delivered to the intended recipient at his, her or its last known address.

Section 13 – Construction

13.1 Construction of this Plan. This Plan shall be construed and enforced according to the laws of the State of California, other than its laws respecting choice of law, to the extent not preempted by federal law.

13.2 Gender and Number. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular shall include the plural, unless the context clearly indicates to the contrary.

13.3 Headings. All headings used in this Plan are for convenience of reference only and are not part of the substance of this Plan.

13.4 Enforceability. If any term or condition of this Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

13.5 Uniformity. All provisions of this Plan shall be interpreted and applied in a uniform, nondiscriminatory manner. In the event of any conflict between the terms of this Plan and any summaries or other descriptions of this Plan, the Plan provisions shall control.

IN WITNESS WHEREOF, this Plan, having been duly approved and adopted by the Board of Directors of the Company, is executed by a duly authorized officer of the Company.

GRILL CONCEPTS, INC.

By:	/s/ Wayne Lipschitz, CFO
Wayne Lipschitz, CFO